EXHIBIT 99.1

KINETIC CONCEPTS REPORTS SECOND QUARTER
AND FIRST HALF 2009 FINANCIAL RESULTS

Second Quarter Highlights

-  Worldwide V.A.C. Therapy revenue of $349.4 million, up 3% on a constant currency basis

-  North American V.A.C. Therapy revenue of $266.3 million

-  Regenerative Medicine revenue of $71.1 million, up 22% from the prior-year period on a pro forma basis

-  Worldwide Therapeutic Support Systems revenue of $70.8 million, down 7% on a constant currency basis

-  Diluted earnings per share of $0.82 on a reported basis, $0.98 on a non-GAAP basis adjusted for non-cash acquisition related items

San Antonio, Texas, July 21, 2009 – Kinetic Concepts, Inc. (NYSE: KCI) today reported second quarter 2009 total revenue of $491.3 million, an increase of 6% from the second quarter of 2008.  Total revenue for the first half of 2009 was $961.4 million, a 9% increase from the prior-year period.  Foreign currency exchange movements negatively impacted total revenue for the second quarter and first six months of 2009 by 4% compared to the corresponding periods of the prior year.

Net earnings for the second quarter of 2009 were $58.1 million, or $0.82 per diluted share, compared to a net loss of $4.8 million, or $0.07 per diluted share, for the same period of 2008.  In May 2008, KCI completed the acquisition of LifeCell Corporation (“LifeCell”).  In connection with that acquisition, KCI incurred incremental transaction-related expenses in the 2008 second quarter of approximately $70.1 million, net of tax, related primarily to prelimi nary purchase accounting adjustments and certain other acquisition related expenses.

“I am very pleased to see the progress of KCI’s business in light of continued economic and competitive pressures,” said Catherine Burzik, President and Chief Executive Officer of KCI.  “KCI continues to meet its goals in terms of innovation, global market expansion and operational efficiency.  We recently introduced our highly innovative open abdominal wound system, AbThera, to operating room surgeons in the U.S. and Europe and we are on track with our plans for the launch of V.A.C. Therapy in Japan.  We look forward to the second half of the year with confidence.”

Revenue Recap – Second Quarter and First Half of 2009

V.A.C. Demand Shows Stability

Worldwide revenue from V.A.C. Therapy products was $349.4 million for the second quarter of 2009 and $678.7 million for the first half of 2009, compared to $353.2 million and $686.2 million, respectively, for the corresponding periods of 2008.  Higher unit rental and sales volumes in the period were offset by unfavorable foreign currency exchange rate movements and lower realized pricing.  Foreign currency exchange movements unfavorably impacted worldwide V.A.C. Therapy revenue by approximately 4% compared to the second quarter and first six months of the prior year.  On a constant currency basis, the growth in V.A.C. Therapy revenue stemmed from increased market penetration of V.A.C. Therapy, resulting in higher rental and sales unit volumes.  North American V.A.C. Therapy revenue of $266.3 million for the second quarter and $521.0 million for the first half of 2009 represented increases of approximately 2% compared to the same periods of the prior year due to continued market penetration.  Average U.S. rental unit volume during the second quarter and first half of 2009 increased approximately 6% over the corresponding periods of 2008, partly offset by lower realized price due to unfavorable payer mix and lower Medicare pricing.   EMEA/APAC V.A.C. Therapy revenue decreased to $83.1 million for the second quarter and $157.8 million for the first half of 2009 from $91.5 million and $174.3 million, respectively, for the second quarter and first six months of the prior year.  Foreign currency exchange movements unfavorably impacted second quarter North American and EMEA/APAC V.A.C. Therapy revenue by 1% and 14%, respectively, compared to the prior-year period.  The constant currency growth rate in EMEA markets was approximately 5%, which declined from the first quarter due primarily to continued economic weakness and increased competitive activities.

LifeCell Integration Continues on Course; New Division Approaching 15% of Total Revenue

Total revenue from our Regenerative Medicine, or LifeCell, division was $71.1 million and $137.3 million for the second quarter and first six months of 2009, respectively.  We completed our acquisition of LifeCell in May of 2008.  On a pro forma basis, second quarter Regenerative Medicine revenue increased 22% as compared to the same period one year ago.  Sales of Strattice, our porcine-based regenerative tissue matrix which launched in March 2008, generated $21.9 million of total sales in the quarter, or 31% of total Regenerative Medicine revenue for the period, up from 10% in the comparable prior-year period.

Global Economic Downturn Continues to Constrain Facility Spending

Worldwide Therapeutic Support Systems (“TSS”) revenue was $70.8 million for the second quarter and $145.4 million for the first six months of 2009, compared to $81.3 million and $168.3 million for the same periods one year ago, due primarily to lower rental and sales volumes in the United States resulting from the economic downturn and capital constraints on acute care facilities combined with unfavorable foreign currency exchange movements.  North American revenue from TSS was $46.0 million for the second quarter of 2009, a 14% decrease from the prior-year period, due primarily to lower hospital census and customer capital constraints.  North American TSS revenue for the first six months of 2009 was $95.3 million, down 15% from the prior year revenue of $112.6 million.  On a constant currency basis, EMEA/APAC TSS revenue increased 2% for the second quarter and 3% for the first six months of 2009, compared to the same periods in the prior year.  Foreign currency exchange movements unfavorably impacted North American and EMEA/APAC TSS revenue by 2% and 13%, respectively, compared to the prior-year periods.

Total North American revenue was $383.2 million for the second quarter and $753.1 million for the first six months of 2009, an increase of $40.5 million and $101.0 million, respectively, or 12% and 15%, respectively, from the prior-year periods due primarily to the acquisition of LifeCell in May 2008.  Total EMEA/APAC revenue was $108.2 million for the second quarter of 2009 and $208.3 million for the first half of 2009, representing decreases of 9% for each period compared to the prior-year periods due primarily to unfavorable foreign currency exchange rate movements.  Foreign currency exchange rate movements unfavorably impacted EMEA/APAC revenue by 14% both in the second quarter and first six months of 2009 compared to the prior-year periods.

Profit Margins Improve on Mix and Productivity Initiatives

Gross profit for the second quarter and first six months of 2009 was $263.8 million and $507.9 million, respectively, representing increases of 15% from the same periods of the prior year.  Gross profit margin was 54% for the second quarter of 2009, an increase of approximately 400 basis points from the same period one year ago.  The gross profit margin increase was due primarily to increased field service operations productivity and higher gross margins associated with the Regenerative Medicine business unit.

Second quarter selling, general and administrative (“SG&A”) expenses increased $16.1 million, or approximately 16%, over the second quarter of 2008.  SG&A increases included selling and marketing costs associated with the Regenerative Medicine division and increased legal fees.

Research and development expenses for the second quarter of 2009 increased 27% from the prior-year period to $21.3 million, due in part to the second quarter 2008 acquisition of LifeCell, as well as increased activity related to the development of our next generation of advanced wound care products.  Total research and development expenses represented approximately 4% of revenue for the current period.  In July, the Company launched its next innovation in the care of the open abdomen, AbThera, which has received strong clinical reviews in its initial applications.

Other Income/Expense Reflects Focus on Debt Service

Second quarter 2009 interest expense was $26.2 million, compared to $18.0 million in the same period of the prior year, due to the acquisition-related debt that was only outstanding for a portion of the prior-year period.  Long-term debt outstanding as of June 30, 2009 consisted of a senior secured term loan of $850.0 million due 2013 and 3.25% senior convertible notes of $690.0 million due 2015.

During the first quarter of 2009, the Company adopted the provisions of FASB Staff Position No. APB 14-1 (“FSP APB 14-1”), “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”.  FSP APB 14-1 specifies that issuers of such instruments should account separately for the liability and equity components in a manner that reflects the entity’s estimated non-convertible borrowing rate at the date of issuance.  As a result of the Company’s adoption of FSP APB 14-1, we recorded $3.0 million, or $0.04 per diluted share, of additional after-tax non-cash interest expense during the second quarter of 2009.  The required retroactive application of FSP APB 14-1 also resulted in additional non-cash interest expense, for the second quarter of the prior year, of $2.1 million, or $.03 per diluted share.

Income Tax Rate

The effective income tax rate for the second quarter and first six months of 2009 was 32.0% and 31.9%, respectively, compared to 118.8% and 50.6% for the prior year periods.  The 2008 income tax rates resulted from the impact of non-deductible costs associated with the LifeCell acquisition and related transaction costs recorded during the prior year periods.  Excluding the impact of the LifeCell acquisition and related transaction costs on the Company’s financial results, the effective income tax rate for the second quarter and first six months ended June 30, 2008 was 33.1% and 33.3%, respectively.

Reconciliation to Adjusted Diluted Earnings per Share

Diluted earnings per share, on a non-GAAP basis, adjusted for certain non-cash acquisition-related expenses and restructuring charges, were as follows:

	Three months ended	Six months ended
	June 30, 2009	June 30, 2009

Diluted EPS – GAAP basis	$0.82	$1.39
Acquisition-related adjustments:
Amortization of acquired intangibles	0.09	0.18
Debt issuance cost amortization	0.03	0.07
Interest Expense – adoption of FSP APB 14-1	0.04	0.08
Restructuring charges	--	0.09

Adjusted diluted EPS – non-GAAP basis	$0.98	$1.81

Financial Position Demonstrates Liquidity and Strength

Total cash at quarter-end was $235.3 million, a decrease of $12.5 million from year-end 2008.  During the second quarter, the Company made a scheduled senior credit facility repayment of $25.0 million from cash-on-hand.  Operating cash flow less net capital expenditures for the first half of 2009 was $125.6 million, an increase of $58.7 million, or 87.8%, from the same period one year ago, due to higher earnings and lower capital expenditures.  Total long-term debt outstanding at June 30, 2009 was $1.396 billion on a GAAP-basis, including the discount associated with our adoption of FSP APB 14-1, and $1.540 billion on an economic, or debt-instrument, basis. The long-term debt balances in our condensed consolidated balance sheets reflect the discount associated with applying the estimated non-convertible borrowing rate upon the issuance of the notes.  The total discount will accrete over the term of the notes.  As of June 30, 2009 and December 31, 2008 these convertible notes had balances of $546.1 million and $536.4 million, respectively, within our condensed consolidated balance sheets.

Outlook

The Company reaffirms the following guidance, based on current information and expectations as of July 21, 2009 (in millions, except per share data):

			% Change
	FY 2008	FY 2009	from 2008
Total revenue	$1,878	$1,950 – $2,000	4% – 6%

Diluted EPS – GAAP basis (1)	$2.32	$3.19 – $3.34	38% – 44%
Acquisition-related adjustments:
In process research and development	0.86	–
Amortization of acquired intangibles	0.21	0.35
Debt issuance cost amortization	0.08	0.15
Expense from LifeCell inventory step-up	0.13	–
Interest Expense – adoption of FSP APB 14-1	0.10	0.17
Restructuring charges	0.08	0.09

Adjusted Diluted EPS – non-GAAP basis	$3.78	$3.95 – $4.10	4% – 8%

Diluted weighted average shares outstanding	71.8	70.5 – 71.5	(2%) – 0%

(1) Includes the impact of FASB Staff Position APB 14-1, effective as of January 1, 2009 and retroactively applied.

The revenue guidance reflects our expectation of continued capital constraints in the hospital setting, resulting in a double-digit decline in TSS revenue, combined with slower international V.A.C. Therapy revenue growth due to additional competitive and economic factors.

Non-GAAP Financial Information

Within this document, we have included our results for the second quarter and six months ended June 30, 2009 along with our outlook on a non-GAAP basis to exclude the impact of the specified non-cash expenses set forth above associated with our acquisition of LifeCell in the second quarter of 2008 and the impact of restructuring charges incurred during the first quarter of 2009 and the fourth quarter of 2008.  In addition, we have presented supplemental revenue data on a non-GAAP basis to exclude the impact of foreign currency fluctuations between 2008 and 2009.  These non-GAAP financial measures do not replace the presentation of our GAAP results and outlook.  We have provided this supplemental non-GAAP information because it may provide meaningful information regarding our results and outlook on a basis that better facilitates an understanding of our expected results of operations which may not be otherwise apparent under GAAP.  Management uses this non-GAAP financial information, along with GAAP information, for reviewing the operating results of its business segments and for analyzing potential future business trends.  In addition, we believe some investors may use this information in a similar fashion.  A reconciliation of our GAAP selected financial information for the periods presented to the non-GAAP selected financial information provided is included herein.

Earnings Release Conference Call

As previously announced, we have scheduled an earnings release conference call for 8:30 a.m. Eastern Daylight Time today, Tuesday, July 21, 2009.  The dial-in numbers for this conference call are as follows:

Domestic Dial-in Number:	866-336-4900
International Dial-in Number:	+702-696-5179
Conference ID Number:	19462313

This call is being webcast and can be accessed at the Kinetic Concepts, Inc. Web site at http://www.kci1.com/investor/index.asp, by clicking on Webcast – Q2 2009 Kinetic Concepts, Inc. Earnings Conference Call.  An archive of the web cast will be available until July 20, 2010 at http://www.kci1.com/investor/index.asp.

KCI's business outlook as of today is expected to be available on KCI's Investor Relations web site.  KCI does not currently expect to update this business outlook until the release of KCI's next quarterly earnings announcement, notwithstanding subsequent developments.  Although KCI undertakes no duty to update its business outlook, KCI may update the full business outlook or any portion thereof at any time.

About KCI

Kinetic Concepts, Inc. (NYSE: KCI) is a leading global medical technology company devoted to the discovery, development, manufacture and marketing of innovative, high-technology therapies and products for the wound care, tissue regeneration and therapeutic support system markets. Headquartered in San Antonio, Texas, KCI's success spans more than three decades and can be traced to a history deeply rooted in innovation and a passion for significantly improving the healing and the lives of patients around the world.

KCI's three primary businesses include:

Advanced Wound Care - Includes KCI's proprietary Vacuum Assisted Closure®, or V.A.C.® Therapy System, which has been clinically demonstrated to promote wound healing through unique mechanisms of action while reducing the overall cost of treating patients with complex wounds.

Regenerative Medicine - Represented by KCI's LifeCell business and includes tissue-based products for use in reconstructive, orthopedic and urogynecologic surgical procedures to repair soft tissue defects.

Therapeutic Support Systems - Includes specialty hospital beds, mattress replacement systems and overlays designed to address pulmonary complications associated with immobility, to reduce skin breakdown and assist caregivers in the safe and dignified handling of patients of size.

The Company employs approximately 6,600 people and markets its products in more than 20 countries. For more information about KCI, and how its products are changing the practice of medicine, visit www.KCI1.com.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, management's outlook, estimates of future performance, revenue, earnings per share, growth objectives and weighted average shares outstanding.  The forward-looking statements contained herein are based on our current expectations and are subject to a number of risks and uncertainties that could cause us to fail to achieve our current financial projections and other expectations, such as changes in the demand for the V.A.C. resulting from increased competition, the seasonal slowing of V.A.C. unit growth in the fourth and first quarter of each year, changes in payer reimbursement policies and our ability to protect our intellectual property rights. All information set forth in this release and its attachments is as of July 21, 2009.  We undertake no duty to update this information.  More information about potential factors that could cause our results to differ or adversely affect our business and financial results is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in our quarterly report on Form 10-Q for the quarterly period ended March 31, 2009, including, among other sections, under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."  These reports are on file with the SEC and available at the SEC's website at www.sec.gov.  Additional information may also be set forth in those sections in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, which will be filed with the SEC in early August 2009.

FOR MORE INFORMATION CONTACT:

Kinetic Concepts, Inc., San Antonio

Investor Relations:
Adam Rodriguez
Office: 210-255-6197
Wireless: 210-861-7969
adam.rodriguez@kci1.com

Media Relations:
Kevin Belgrade
Office: 210-255-6232
Wireless: 210-216-1236
kevin.belgrade@kci1.com

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended June 30,			Six months ended June 30,
			%			%
	2009	2008	Change	2009	2008	Change
Revenue:
Rental	$292,023	$303,349	(3.7)%	$574,378	$601,188	(4.5)%
Sales	199,326	158,775	25.5	387,052	280,952	37.8

Total revenue	491,349	462,124	6.3	961,430	882,140	9.0

Rental expenses	168,120	183,165	(8.2)	335,709	356,277	(5.8)
Cost of sales	59,437	49,922	19.1	117,805	85,678	37.5

Gross profit	263,792	229,037	15.2	507,916	440,185	15.4

Selling, general and administrative expenses	118,958	102,885	15.6	239,207	200,394	19.4
Research and development expenses	21,265	16,680	27.5	43,402	31,395	38.2
Acquired intangible asset amortization	10,158	4,654	118.3	20,316	4,654	336.5
In-process research and development	-	61,571	-	-	61,571	-

Operating earnings	113,411	43,247	162.2	204,991	142,171	44.2

Interest income and other	154	2,157	(92.9)	488	4,162	(88.3)
Interest expense	(26,227)	(17,991)	45.8	(54,721)	(19,119)	186.2
Foreign currency gain (loss)	(1,878)	(1,874)	0.2	(7,079)	513	-

Earnings before income taxes	85,460	25,539	234.6	143,679	127,727	12.5

Income taxes	27,363	30,352	(9.8)	45,877	64,585	(29.0)

Net earnings (loss)	$58,097	$(4,813)	-%	$97,802	$63,142	54.9%

Net earnings (loss) per share:
Basic	$0.83	$(0.07)	-%	$1.40	$0.88	59.1%

Diluted	$0.82	$(0.07)	-%	$1.39	$0.88	58.0%

Weighted average shares outstanding:
Basic	70,069	71,771		69,984	71,718

Diluted	70,432	71,771		70,294	72,141

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,	December 31,
	2009	2008
Assets:
Current assets:
Cash and cash equivalents	$235,274	$247,767
Accounts receivable, net	406,909	406,007
Inventories, net	111,236	109,097
Deferred income taxes	35,126	19,972
Prepaid expenses and other	29,211	34,793

Total current assets	817,756	817,636

Net property, plant and equipment	286,490	303,799
Debt issuance costs, less accumulated amortization of
$15,663 at 2009 and $7,896 at 2008	42,529	50,295
Deferred income taxes	11,809	8,635
Goodwill	1,328,881	1,337,810
Identifiable intangible assets, less accumulated amortization of
$57,674 at 2009 and $36,773 at 2008	468,343	472,547
Other non-current assets	12,510	12,730

	$2,968,318	$3,003,452

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable	$46,240	$53,765
Accrued expenses and other	225,407	258,666
Current installments of long-term debt	94,444	100,000
Income taxes payable	7,978	-

Total current liabilities	374,069	412,431

Long-term debt, net of current installments	1,301,667	1,415,443
Non-current tax liabilities	34,738	26,205
Deferred income taxes	231,254	239,621
Other non-current liabilities	5,795	6,382

	1,947,523	2,100,082

Shareholders' equity:
Common stock; authorized 225,000 at 2009 and 2008,
issued and outstanding 71,006 at 2009 and 70,524 at 2008	71	71
Preferred stock; authorized 50,000 at 2009 and 2008; issued and
outstanding 0 at 2009 and 2008	-	-
Additional paid-in capital	783,338	765,645
Retained earnings	226,450	128,648
Accumulated other comprehensive income, net	10,936	9,006

Shareholders' equity	1,020,795	903,370

	$2,968,318	$3,003,452

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six months ended June 30,
	2009	2008
Cash flows from operating activities:
Net earnings	$97,802	$63,142
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation, amortization and other	75,827	49,682
Provision for bad debt	5,088	3,819
Amortization of deferred gain on sale of headquarters facility	(535)	(535)
Amortization of convertible debt discount	9,669	3,473
Write-off of deferred debt issuance costs	1,628	860
Share-based compensation expense	13,954	12,629
Excess tax benefit from share-based payment arrangements	(215)	(254)
Write-off of in-process research and development	-	61,571
Change in assets and liabilities, net of business acquired:
Increase in accounts receivable, net	(5,814)	(12,137)
Increase in inventories, net	(2,122)	(11,921)
Decrease (increase) in prepaid expenses and other	6,030	(29,256)
Increase (decrease) in deferred income taxes, net	(15,517)	22,495
Decrease in accounts payable	(7,511)	(10,107)
Decrease in accrued expenses and other	(30,103)	(29,778)
Increase in tax liabilities, net	12,465	4,836

Net cash provided by operating activities	160,646	128,519

Cash flows from investing activities:
Additions to property, plant and equipment	(40,430)	(43,247)
Decrease (increase) in inventory to be converted into equipment
for short-term rental	5,356	(18,400)
Dispositions of property, plant and equipment	3,131	2,251
Business acquired in purchase transaction, net of cash acquired	(173)	(1,745,969)
Increase in identifiable intangible assets and other non-current assets	(16,475)	(2,141)

Net cash used by investing activities	(48,591)	(1,807,506)

Cash flows from financing activities:
Proceeds from revolving credit facility	20,000	-
Repayments of long-term debt, revolving credit facility and
capital lease obligations	(148,948)	(96)
Excess tax benefit from share-based payment arrangements	215	254
Proceeds from exercise of stock options	358	2,330
Purchase of immature shares for minimum tax withholdings	(204)	(819)
Proceeds from the purchase of stock in ESPP and other	3,336	2,346
Acquisition financing:
Proceeds from senior credit facility	-	1,000,000
Proceeds from convertible senior notes	-	690,000
Repayment of long-term debt	-	(68,000)
Proceeds from convertible debt warrants	-	102,458
Purchase of convertible debt hedge	-	(151,110)
Payment of debt issuance costs	-	(60,697)

Net cash provided (used) by financing activities	(125,243)	1,516,666

Effect of exchange rate changes on cash and cash equivalents	695	(1,074)

Net decrease in cash and cash equivalents	(12,493)	(163,395)
Cash and cash equivalents, beginning of period	247,767	265,993

Cash and cash equivalents, end of period	$235,274	$102,598

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Reconciliation from GAAP to Non-GAAP
Supplemental Revenue Data
(in thousands)
(unaudited)

	Three months ended June 30,
	2009				GAAP		Constant
			Constant	2008	%		Currency %
	GAAP	FX Impact	Currency	GAAP	Change		Change (1)

Total Revenue:
V.A.C.
North America	$266,348	$1,349	$267,697	$261,697	1.8%		2.3%
EMEA/APAC	83,082	12,700	95,782	91,547	(9.2)		4.6

Total V.A.C.	349,430	14,049	363,479	353,244	(1.1)		2.9

Regenerative Medicine
North America	70,803	-	70,803	27,603	156.5		156.5
EMEA/APAC	267	(11)	256	-	-		-

Total Regenerative Medicine	71,070	(11)	71,059	27,603	157.5		157.4

Therapeutic Support Systems
North America	46,027	1,053	47,080	53,382	(13.8)		(11.8)
EMEA/APAC	24,822	3,524	28,346	27,895	(11.0)		1.6

Total Therapeutic Support Systems	70,849	4,577	75,426	81,277	(12.8)		(7.2)

Total North America revenue	383,178	2,402	385,580	342,682	11.8		12.5
Total EMEA/APAC revenue	108,171	16,213	124,384	119,442	(9.4)		4.1

Total Revenue	$491,349	$18,615	$509,964	$462,124	6.3%		10.4%

V.A.C.:
North America revenue
Rental	$190,403	$757	$191,160	$189,338	0.6%		1.0%
Sales	75,945	592	76,537	72,359	5.0		5.8

Total North America revenue	266,348	1,349	267,697	261,697	1.8		2.3

EMEA/APAC revenue
Rental	40,667	6,453	47,120	45,126	(9.9)		4.4
Sales	42,415	6,247	48,662	46,421	(8.6)		4.8

Total EMEA/APAC revenue	83,082	12,700	95,782	91,547	(9.2)		4.6

Total rental revenue	231,070	7,210	238,280	234,464	(1.4)		1.6
Total sales revenue	118,360	6,839	125,199	118,780	(0.4)		5.4

Total – V.A.C. Revenue	$349,430	$14,049	$363,479	$353,244	(1.1	) %	2.9%

Regenerative Medicine Revenue:
North America sales revenue	$70,803	$-	$70,803	$27,603	156.5%		156.5%
EMEA/APAC sales revenue	267	(11)	256	-	-		-

Total – Regenerative Medicine Revenue	$71,070	$(11)	$71,059	$27,603	157.5%		157.4%

Therapeutic Support Systems Revenue:
North America revenue
Rental	$41,025	$832	$41,857	$46,017	(10.8	) %	(9.0	) %
Sales	5,002	221	5,223	7,365	(32.1)		(29.1)

Total North America revenue	46,027	1,053	47,080	53,382	(13.8)		(11.8)

EMEA/APAC revenue
Rental	19,928	2,971	22,899	22,868	(12.9)		0.1
Sales	4,894	553	5,447	5,027	(2.6)		8.4

Total EMEA/APAC revenue	24,822	3,524	28,346	27,895	(11.0)		1.6

Total rental revenue	60,953	3,803	64,756	68,885	(11.5)		(6.0)
Total sales revenue	9,896	774	10,670	12,392	(20.1)		(13.9)

Total – Therapeutic Support Systems Revenue Revenue	$70,849	$4,577	$75,426	$81,277	(12.8	) %	(7.2	) %

(1) Represents percentage change between 2009 Non-GAAP, Constant Currency, revenue and 2008 GAAP revenue.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Reconciliation from GAAP to Non-GAAP
Supplemental Revenue Data
(in thousands)
(unaudited)

	Six months ended June 30,
	2009				GAAP		Constant
			Constant	2008	%		Currency %
	GAAP	FX Impact	Currency	GAAP	Change		Change (1)

Total Revenue:
V.A.C.
North America	$520,989	$3,611	$524,600	$511,919	1.8%		2.5%
EMEA/APAC	157,758	25,992	183,750	174,289	(9.5)		5.4

Total V.A.C.	678,747	29,603	708,350	686,208	(1.1)		3.2

Regenerative Medicine
North America	136,884	-	136,884	27,603	395.9		395.9
EMEA/APAC	394	(10)	384	-	-		-

Total Regenerative Medicine	137,278	(10)	137,268	27,603	397.3		397.3

Therapeutic Support Systems
North America	95,275	2,510	97,785	112,623	(15.4)		(13.2)
EMEA/APAC	50,130	7,297	57,427	55,706	(10.0)		3.1

Total Therapeutic Support Systems	145,405	9,807	155,212	168,329	(13.6)		(7.8)

Total North America revenue	753,148	6,121	759,269	652,145	15.5		16.4
Total EMEA/APAC revenue	208,282	33,279	241,561	229,995	(9.4)		5.0

Total Revenue	$961,430	$39,400	$1,000,830	$882,140	9.0%		13.5%

V.A.C.:
North America revenue
Rental	$372,937	$1,932	$374,869	$370,183	0.7%		1.3%
Sales	148,052	1,679	149,731	141,736	4.5		5.6

Total North America revenue	520,989	3,611	524,600	511,919	1.8		2.5

EMEA/APAC revenue
Rental	77,258	13,229	90,487	86,378	(10.6)		4.8
Sales	80,500	12,763	93,263	87,911	(8.4)		6.1

Total EMEA/APAC revenue	157,758	25,992	183,750	174,289	(9.5)		5.4

Total rental revenue	450,195	15,161	465,356	456,561	(1.4)		1.9
Total sales revenue	228,552	14,442	242,994	229,647	(0.5)		5.8

Total – V.A.C. Revenue	$678,747	$29,603	$708,350	$686,208	(1.1	) %	3.2%

Regenerative Medicine Revenue:
North America sales revenue	$136,884	$-	$136,884	$27,603	395.9%		395.9%
EMEA/APAC sales revenue	394	(10)	384	-	-		-

Total – Regenerative Medicine Revenue	$137,278	$(10)	$137,268	$27,603	397.3%		397.3%

Therapeutic Support Systems Revenue:
North America revenue
Rental	$84,503	$2,022	$86,525	$98,323	(14.1	) %	(12.0	) %
Sales	10,772	488	11,260	14,300	(24.7)		(21.3)

Total North America revenue	95,275	2,510	97,785	112,623	(15.4)		(13.2)

EMEA/APAC revenue
Rental	39,680	6,092	45,772	46,304	(14.3)		(1.1)
Sales	10,450	1,205	11,655	9,402	11.1		24.0

Total EMEA/APAC revenue	50,130	7,297	57,427	55,706	(10.0)		3.1

Total rental revenue	124,183	8,114	132,297	144,627	(14.1)		(8.5)
Total sales revenue	21,222	1,693	22,915	23,702	(10.5)		(3.3)

Total – Therapeutic Support Systems Revenue Revenue	$145,405	$9,807	$155,212	$168,329	(13.6	) %	(7.8	) %

(1) Represents percentage change between 2009 Non-GAAP, Constant Currency, revenue and 2008 GAAP revenue.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Selected Financial Information - GAAP to Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)

Three months ended June 30,
			Debt	Expense From
		Amortization	Issuance	Adoption of	Restructuring
	2009	of Acquired	Cost	FSP APB	and Other	Adjusted	Adjusted	%
	GAAP	Intangibles	Amortization	14-1	Charges	2009	2008	Change

Operating earnings	$113,411	$10,158	$-	$-	$-	$123,569	$112,635	9.7%
Net earnings	$58,097	$6,247	$1,903	$3,002	$-	$69,249	$65,273	6.1%
Diluted earnings per share	$0.82	$0.09	$0.03	$0.04	$-	$0.98	$0.90	8.9%

Six months ended June 30,
			Debt	Expense From
		Amortization	Issuance	Adoption of	Restructuring
	2009	of Acquired	Cost	FSP APB	and Other	Adjusted	Adjusted	%
	GAAP	Intangibles	Amortization	14-1	Charges	2009	2008	Change

Operating earnings	$204,991	$20,316	$-	$-	$9,356	$234,663	$211,559	10.9%
Net earnings	$97,802	$12,494	$4,776	$5,947	$6,301	$127,320	$133,310	(4.5)%
Diluted earnings per share	$1.39	$0.18	$0.07	$0.08	$0.09	$1.81	$1.85	(2.2)%

Three months ended June 30,
			Debt	Expense From			In-Process
		Amortization	Issuance	Adoption of	Restructuring		Research
	2008	of Acquired	Cost	FSP APB	and Other	Inventory	and	Adjusted
	GAAP	Intangibles	Amortization	14-1	Charges	Write-up	Development	2008

Operating earnings	$43,247	$4,654	$-	$-	$-	$3,163	$61,571	$112,635
Net earnings (loss)	$(4,813)	$2,862	$1,571	$2,136	$-	$1,946	$61,571	$65,273
Diluted earnings (loss) per share	$(0.07)	$0.04	$0.02	$0.03	$-	$0.03	$0.85	$0.90

Six months ended June 30,
			Debt	Expense From			In-Process
		Amortization	Issuance	Adoption of	Restructuring		Research
	2008	of Acquired	Cost	FSP APB	and Other	Inventory	and	Adjusted
	GAAP	Intangibles	Amortization	14-1	Charges	Write-up	Development	2008

Operating earnings	$142,171	$4,654	$-	$-	$-	$3,163	$61,571	$211,559
Net earnings	$63,142	$2,862	$1,653	$2,136	$-	$1,946	$61,571	$133,310
Diluted earnings per share	$0.88	$0.04	$0.02	$0.03	$-	$0.03	$0.85	$1.85